Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139457 and 333-145976 on Form S-3 and Registration Statement No. 333-137708 on Form S-8 of BlackRock, Inc. of our reports dated March 10, 2010, relating to the consolidated financial statements of BlackRock, Inc., and the effectiveness of BlackRock, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

New York, New York
March 10, 2010